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                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

            ASV Announces Preliminary Results for Second Quarter 2003

         Grand Rapids, MN (July 10, 2003) -- ASV, Inc. (Nasdaq: ASVI) today announced preliminary results for its second quarter of 2003. For the three months ended June 30, 2003, ASV anticipates its net sales will total approximately $26 million, compared with $14.7 million for the same period in 2002. ASV had previously announced expected net sales for the second quarter of 2003 to be in the range of $20-22 million. ASV expects its net earnings for the three months ended June 30, 2003 will be in excess of the previously announced range of $.13-.16 per diluted share, compared with $.10 per diluted share for the same period in 2002. ASV expects to issue final results for its second quarter of 2003 and its outlook for the remainder of 2003 on the morning of Thursday, July 24, 2003, with a conference call to follow later that morning. See below for further information regarding the July 24, 2003 conference call.

         Commenting on the above figures, ASV President Gary Lemke stated, "We are pleased with our strong results for the second quarter of 2003. ASV experienced solid sales in our R-Series products during the second quarter. We currently have an order backlog for our RC-50 and RC-100 Posi-Track products of approximately $5-6 million. In addition, the second quarter also provided record sales levels of ASV undercarriages to Caterpillar Inc. (NYSE: CAT) for use on their five models of Multi-Terrain Loaders."

         Conference Call for Second Quarter 2003 Final Results
         ASV will conduct a live Webcast at 9 a.m. Central time, Thursday, July 24th to discuss its final results for the second quarter of 2003. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately one hour after its conclusion. The telephonic replay will be available through 11 p.m. Central time, Friday, July 25th, and can be accessed by dialing 800-428-6051 and entering pass code 298994. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

         About ASV
         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber track undercarriages which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements set forth above regarding ASV's expected sales and earnings levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors that may affect these expected sales and earnings include any unanticipated adjustments in connection with the preparation of the Company's final results for the second quarter of 2003. Additional factors that may affect ASV's future results include ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, deterioration of the general market and economic conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationships with Caterpillar. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2002.